FOR IMMEDIATE RELEASE	Contacts:	Beth Parker
443-542-2551
bparker@martekbio.com

MARTEK SIGNS DHA LICENSE AND SUPPLY AGREEMENT WITH FORTUNE 500 FOOD COMPANY

COLUMBIA, MD - February 4, 2005 -Martek Biosciences Corporation (NASDAQ: MATK) announced today that it has entered into a 15 year, non-exclusive docosahexaenoic acid (DHA) license and supply agreement with a Fortune 500 consumer food products company. Under this agreement, the food company will develop foods containing Martek DHATM and must purchase, subject to certain exceptions, almost all of its DHA needs from Martek for products in the United States and other designated territories. There are no minimum purchase requirements or other financial commitments to Martek. In products containing Martek DHATM, the food company must display the Martek DHATM logo on all product packages, print advertisements and certain other promotional materials.

DHA is a long chain omega-3 fatty acid that supports brain, eye and cardiovascular health throughout life. Numerous scientific studies demonstrate that people of all ages, from infants to adults, may benefit from an adequate supply of DHA in the diet. The American Heart Association has recommended consuming omega-3 fatty acids, including DHA, for good cardiovascular health. The updated USDA and USDHHS Dietary Guidelines released this January also recognize the role of omega-3 fatty acids, including DHA, in cardiovascular health. Yet, despite its importance, natural food sources of DHA are limited primarily to fatty fish and organ meat causing Americans to have among the lowest dietary intake of DHA in the world.

While subject to final product selection, food formulation, and consumer testing, the food company intends for the initial product launch to take place in mid-2006. The Fortune 500 food company is an innovator in the food industry and the launch of a DHA fortified product line will help grow consumer awareness of Martek DHATM. Due to competitive concerns, the food company prefers not to disclose its name unless there is a commercial introduction of the new line of products containing Martek DHATM.

“Like the infant formula companies, food companies are recognizing the importance of DHA to human nutrition and are looking for superior delivery solutions. Martek offers a vegetarian source of DHA that can be incorporated into many foods without affecting the taste of the finished product. Martek offers a high quality, contaminant-free, and reliable source of DHA, produced under FDA good manufacturing practices, that provides a desirable alternative to consumers,” said Henry “Pete” Linsert, Jr., Martek’s Chairman and CEO.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

This press release contains forward-looking statements regarding the commercialization of Martek’s products. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.

###